UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2008
VESTIN REALTY MORTGAGE I, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-125347	20-4028839
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6149 SOUTH RAINBOW BOULEVARD
LAS VEGAS, NEVADA 89118
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (702) 227-0965

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2008, the following series of events occurred:  Roland M. Sansone resigned from the Board of Directors (the “Board”) of Vestin Realty Mortgage I, Inc. (the “Company”) and the remaining directors appointed Robert L. Forbuss to fill the resulting vacancy.  John E. Dawson resigned from the Board and the remaining directors appointed Donovan J. Jacobs to fill the resulting vacancy.  Robert J. Aalberts resigned from the Board and the remaining directors appointed Daryl C. Idler, Jr. to fill the resulting vacancy.  Fredrick J. Zaffarese Leavitt resigned from the Board and the remaining directors appointed Kenneth A. Seltzer to fill the resulting vacancy.  Each of the resigning directors indicated that they are also directors of Vestin Realty Mortgage II, Inc. (“VRTB”) and that they were resigning in order to eliminate any potential conflict between their duties to the Company and their duties to VRTB.  There are no known disagreements between the Company and the resigning directors on any matter relating to the Company’s operations, policies or practices.

On January 16, 2008, the Board determined that each of Mr. Forbuss, Mr. Seltzer, and Mr. Idler is “independent” pursuant to the independence standards for directors set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 and NASDAQ Rule 4200(a)(15).  The Board also determined that Mr. Seltzer meets the audit committee financial expert requirements of NASDAQ Marketplace Rule 4350(d)(2)(A).

On January 16, 2008, the Board constituted the following committees:

Audit Committee
Kenneth A Seltzer (Chairman)
Robert L. Forbuss
Daryl C. Idler, Jr.

Compensation Committee
Robert L. Forbuss (Chairman)
Kenneth A. Seltzer
Daryl C. Idler, Jr.

Nominating Committee
Daryl C. Idler, Jr. (Chairman)
Kenneth A. Seltzer
Robert L. Forbuss

The biographies of each of the new members of the Board are as follows:

Kenneth A. Seltzer is the president of the accounting firm of Kenneth A. Seltzer, CPA A.P.C. since 1993. His firm specializes in compilations and reviews for small and medium size businesses as well as federal and state tax reporting.  In addition, his firm has preformed accounting engagements for bankruptcy cases in the State of Nevada.  Mr. Seltzer is a CPA in the State of Nevada and a graduate of California State University, Northridge.

Robert L. Forbuss has been the President of Strategic Alliances, a business and government affairs consulting organization since February 1999. From March 1998 through February 1999, he was the President of Medical Transportation of America. From February 1997 to March 1998, Mr. Forbuss was the Chief Executive Officer of the Southwest Division of American Medical Response.  From March 1994 to February 1997, he was Senior Vice President of Laidlaw Medical Transportation, which had acquired Mercy Medical Services, Inc., a company that Mr. Forbuss founded, owned and managed for 22 years.  The latter four companies are all in the business of providing emergency ambulance and transportation services.  Mr. Forbuss was previously a director of the Vestin Group from March 2000 to November 2003.  Mr. Forbuss received his Bachelor of Arts in Public Administration and Political Science from the University of California at Long Beach.

Daryl C. Idler, Jr. has been President and Managing General Partner of Premier Golf Properties, LP, dba Cottonwood Golf Club in Rancho San Diego, California, since 2002.  From 2000 to 2002, Mr. Idler was Executive Vice President and General Counsel to Global Axcess Corp. (GAXC). From 1973 to 2000, Mr. Idler practiced corporate and real estate law in California.  Mr. Idler received his Bachelor’s Degree from the University of Redlands, California and his Juris Doctor from the University of San Diego School of Law.  Mr. Idler has been an active member of the California Bar since 1973.  Mr. Idler is a member of the Board of Directors of Sonshine Haven in El Cajon, California. In addition, Mr. Idler sits on the Board of Trustees and Board of Administration for Skyline Wesleyan Church in La Mesa, California.  Mr. Idler served in the United States Navy Reserve from 1966 to 1973, with active service from 1967 to 1969.

Donovan J. Jacobs was an employee of Vestin Group from 2000 to 2004 and from September 2005 to October 2006.  At Vestin, he opened and managed three Vestin Mortgage’s branch offices.  Since 1992, Mr. Jacobs has been practicing law in San Diego, California where he represents police officers in both administrative and civil actions.  Mr. Jacobs is a retired San Diego Police Officer, where he served for 13 years.  Mr. Jacobs holds a lifetime teaching credential from the State of California and has taught law and police science at Miramar College, Southwestern College and Central Texas College.  Mr. Jacobs has authored two books on narcotics investigations, Street Crime Investigations and Street Cop.  Mr. Jacobs received his Bachelor’s Degree from San Diego State and his Juris Doctor from Thomas Jefferson School of Law.  Mr. Jacobs was admitted to the California Bar in 1992.

A copy of the press release regarding this dividend is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VESTIN REALTY MORTGAGE I, INC.

	By	Vestin Mortgage, Inc., its sole manager

Date: January 23, 2008	By	/s/ Rocio Revollo
Rocio Revollo
Chief Financial Officer